Exhibit 99.1

News Release

Rockwell Collins reports third quarter financial results

•	Sales increase 57% year-over-year (5% growth excluding the B/E Aerospace acquisition)

•	Cash provided by operating activities for the first nine months of 2017 improves 87%

CEDAR RAPIDS, Iowa (July 28, 2017) - Rockwell Collins, Inc. (NYSE: COL) today reported sales for the third quarter of fiscal year 2017 of $2.094 billion, a 57% increase from the same period in fiscal year 2016, or 5% growth excluding $695 million of revenue from the acquisition of B/E Aerospace. Third quarter fiscal year 2017 earnings per share from continuing operations was $1.12 compared to $1.63 in the prior year. Adjusted earnings per share for the third quarter fiscal year 2017 was $1.64 compared to $1.67 in the prior year (see the supplemental schedule in this press release for a reconciliation between GAAP earnings per share and adjusted earnings per share). Earnings per share and adjusted earnings per share for the third quarter of fiscal year 2016 included a 31 cent income tax benefit from the release of a valuation allowance related to a U.S. capital loss carryforward. Cash provided by operating activities for the nine months ended June 30, 2017 was $416 million, an 87% increase from the same period in the prior year.

"This was another good quarter of operating performance underscored by strong cash flow generation," said Rockwell Collins Chairman, President, and Chief Executive Officer, Kelly Ortberg. "We realized revenue growth across all of our segments, and achieved strong operating margins across the entire business."

Ortberg continued, "I'm pleased to welcome the B/E Aerospace team and we continue to be excited about the newly combined company. Integration is progressing well and I'm increasingly confident in our ability to exceed our $160 million cost synergy target. We are making progress on revenue synergies, which will create additional opportunities to our acquisition business case."

Following is a discussion of fiscal year 2017 third quarter sales and earnings for each business segment.

Interior Systems

Interior Systems, which supplies a comprehensive portfolio of cabin interior products and services to aircraft manufacturers and airlines worldwide, achieved 2017 third quarter results as summarized below.

(dollars in millions)	Q3 FY 17
Interior Systems sales
Interior Products and Services	$400
Aircraft Seating	295
Total Interior Systems sales	$695

Operating earnings	$80
Operating margin rate	11.5%

B/E Aerospace, which was acquired on April 13, 2017, represents the entirety of the Interior Systems segment and contributed $695 million of sales and $80 million of operating earnings to third quarter of 2017. Interior Systems operating earnings for the third quarter of 2017 includes $46 million of intangible asset amortization expense.

On a pro-forma basis, sales for Interior Systems increased 9 percent in the third quarter compared to the same period in the prior year. The increase in pro-forma sales was primarily attributable to increased original equipment deliveries for Airbus A350 galleys, Boeing 737 advanced lavatories, as well as oxygen systems across multiple platforms.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2017 third quarter results as summarized below.

(dollars in millions)	Q3 FY 17	Q3 FY 16	Inc/(Dec)
Commercial Systems sales
Original equipment	$374	$367	2%
Aftermarket	279	236	18%
Wide-body in-flight entertainment	5	9	(44)%
Total Commercial Systems sales	$658	$612	8%

Operating earnings	$144	$141	2%
Operating margin rate	21.9%	23.0%	(110) bps

•
Original equipment sales increased due to higher product deliveries in support of Airbus A350, Boeing 737, and Bombardier CSeries rate increases, partially offset by lower legacy wide-body and business aircraft OEM production rates.

•	Aftermarket sales increased due to higher used aircraft equipment sales of $24 million, higher regulatory mandate upgrade sales, and higher spares provisioning.

•
Commercial Systems operating earnings increased $3 million and operating margin declined 110 basis points over the prior year as increased earnings from higher sales volume were tempered by low margin used equipment sales and higher amortization of pre-production engineering costs.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the third quarter of 2017 are summarized below.

(dollars in millions)	Q3 FY 17	Q3 FY 16	Inc/(Dec)
Government Systems sales
Avionics	$342	$376	(9)%
Communication and Navigation	216	179	21%
Total Government Systems sales	$558	$555	1%

Operating earnings	$123	$115	7%
Operating margin rate	22.0%	20.7%	130 bps

•
Avionics sales decreased due to lower deliveries for various fighter platforms as a result of production issues, the wind-down of legacy tanker hardware deliveries, and lower rotary wing sales, partially offset by higher development program sales.

•	Communication and Navigation sales increased due to higher legacy communication product deliveries, higher deliveries of GPS-related products, and higher test and training range sales.

•	Operating earnings and operating margin increased due to higher sales volume and favorable sales mix, partially offset by higher incentive compensation costs.

Information Management Services

Information Management Services (IMS) provides communication services, systems integration and security solutions across the aviation, airport, rail and nuclear security markets. Results from the third quarter of 2017 are summarized below.

(dollars in millions)	Q3 FY 17	Q3 FY 16	Inc/(Dec)
Information Management Services sales	$183	$167	10%

Operating earnings	$39	$26	50%
Operating margin rate	21.3%	15.6%	570 bps

•
IMS sales increased due to 9 percent growth in aviation related revenues driven by increased usage of connectivity services. In addition, non-aviation revenues increased 10 percent due primarily to increased nuclear security mandate revenue.

•	IMS operating earnings and operating margin increased due to higher sales volume and the favorable resolution of certain prior claims associated with international business jet support services.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate on GAAP earnings was 19.0% for the third quarter of fiscal year 2017 compared to a rate of 13.4% for the same period last year. The prior year effective income tax rate on GAAP earnings was impacted by the release of a $41 million valuation allowance related to a U.S. capital loss carryforward. The current year effective income tax rate was impacted by a lower estimated effective tax rate, which applies to year-to-date earnings, due to the jurisdictional mix of income as a result of the B/E Aerospace acquisition. The company's effective income tax rate on adjusted earnings was 27.1% in the third quarter, compared to 14.4% in the prior year. See the supplemental schedule included in this press release for a reconciliation between GAAP earnings and adjusted earnings.

Cash Flow
Cash provided by operating activities from continuing operations was $416 million for the first nine months of fiscal year 2017, compared to $223 million in the first nine months of fiscal year 2016. The increase in cash provided by operating activities was due primarily to higher cash collections from customers, partially offset by higher production inventory and other operating costs, higher income tax payments and B/E Aerospace acquisition-related expenses.

The Company paid a dividend on its common stock of 33 cents per share, or $54 million, in the third quarter of 2017.

Fiscal Year 2017 Outlook
The following table is an updated summary of the company's financial guidance for continuing operations for fiscal year 2017. This guidance is based on a preliminary purchase price allocation for the B/E Aerospace acquisition completed on April 13, 2017, and is subject to potential adjustments that could be material to the guidance presented below. In addition, this guidance is based on the weighted average common shares for fiscal year 2017, which includes the issuance of 31.2 million shares of Rockwell Collins' common stock on April 13, 2017 in connection with the acquisition of B/E Aerospace. Due to the timing of the share issuance, the earnings per share impact of the acquisition of B/E Aerospace will be different in our annual results compared to our quarterly results.

•	Total sales	About $6.8 bil. (From $6.7 bil. to $6.8 bil.)
•	Total segment operating margins	19% to 20% (1)
•	GAAP earnings per share	$4.85 to $5.05 (From $4.50 to $4.70) (2)
•	Adjusted earnings per share	$5.95 to $6.15 (2)
•	Free cash flow	$650 mil. to $750 mil. (3)
•	Total research and development investment	About $1.1 bil. (From $1.05 bil. to $1.15 bil.) (4)
•	Full year income tax rate on GAAP earnings	24% to 25% (From 27% to 28%)
•	Full year income tax rate on adjusted earnings	27% to 28%
(1) - Interior Systems operating margins are projected to be in the range of 12% to 13% for fiscal year 2017. The Interior Systems operating margin includes acquisition-related intangible asset amortization of about 750 basis points of operating margin impact.
(2) - See the supplemental schedule included in this press release for a reconciliation of GAAP earnings per share and adjusted earnings per share.
(3) - The Company's free cash flow expectations assume capital expenditures will total about $250 million and net pre-production engineering costs capitalized in inventory is expected to increase about $50 million in fiscal year 2017. See also the supplemental schedule included in this press release for a reconciliation of non-GAAP measures.
(4) - Total research and development investment consists of company and customer funded research and development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Non-GAAP Financial Information
Total segment operating margin is a non-GAAP measure and is reconciled to the related GAAP measure, Income from continuing operations before income taxes, in the Segment Sales and Earnings Information schedule in this press release. Total segment operating margin is calculated as total segment operating earnings divided by total sales. The non-GAAP total segment operating margin information included in this disclosure is believed to be useful to investors' understanding by excluding certain expenses we believe are not relevant to investors' assessment of our operating results.

See also the supplemental schedule included in this press release for a reconciliation of other non-GAAP measures including free cash flow, adjusted earnings, and income tax rate on adjusted earnings.

Conference Call and Webcast Details
Rockwell Collins Chairman, President and CEO, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 9:00 a.m. Eastern Time on July 28, 2017. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights
Rockwell Collins selected by Airbus for FOMAX program to digitally connect A320 aircraft and operators
Rockwell Collins was selected by Airbus for the flight operations and maintenance exchanger (FOMAX) program on the Airbus A320 family of aircraft. This solution will keep operators connected to their aircraft by deploying the infrastructure for secure wireless connectivity.

Rockwell Collins’ Kelly Ortberg named a Highest Rated CEO by Glassdoor
Rockwell Collins’ Chairman, President and CEO Kelly Ortberg won a Glassdoor Employees’ Choice Award recognizing the 100 Highest Rated CEOs in large U.S. companies for 2017.

Rockwell Collins and Comlux Aviation sign letter of intent to provide complete cabin solution for VIP aircraft
Rockwell Collins signed a letter of intent with Comlux, a leader in services for VIP aircraft, to provide complete cabin solutions for a number of select VIP aircraft under a global cooperation agreement. The deal includes Rockwell Collins’ Venue™ cabin management system, VIP seating, divans, Nano 3X™ interior lighting and the option for Inmarsat Jet ConneX service for Wi-Fi connectivity.

Airbus recognized Rockwell Collins as a top performer for avionics support
Rockwell Collins was named by Airbus as one of the top performing suppliers in support of Airbus and its customer airlines. The company received an Excellent In-Service Performance award and was honored at a special ceremony at the Paris Air Show.

Rockwell Collins selected by DARPA to apply cybersecurity technology to new platforms
The Defense Advanced Research Projects Agency (DARPA) selected Rockwell Collins to use mathematics-based development methods to secure platforms against cyber attack. These techniques, developed by Rockwell Collins and its partners in DARPA’s High Assurance Cyber Military Systems program, ensure cyber resilience by eliminating important classes of system vulnerabilities.

Canada selected Rockwell Collins’ Android™-based Joint Fires solution
The Canadian Army selected Rockwell Collins’ joint-fires solution for its Digitally-Assisted Close Air Support system to digitally link airborne platforms and ground-based Joint Terminal Attack Controllers via an Android smartphone.

Korea Airports Corporation selected Rockwell Collins passenger processing solution for 14 airports
Korea Airports Corporation selected Rockwell Collins’ ARINC vMUSE common use passenger processing solution for 14 South Korean airports.

Rockwell Collins selected by Air France-KLM to provide visual systems for new 787 Dreamliner and five existing flight simulators

Air France-KLM selected Rockwell Collins to provide its visual systems for a new Boeing 787 Dreamliner simulator and upgrades to their existing flight training devices. The Rockwell Collins systems include the industry-leading EP®-8100 image generator, laser-illuminated projectors, and a Panorama™ collimated display.

Rockwell Collins DispatchSM 100 avionics maintenance and support program selected by Singapore Airlines
Singapore Airlines selected Rockwell Collins’ DispatchSM 100 avionics support and asset and maintenance management program for its Airbus A350 fleet. Under the agreement, Rockwell Collins will provide Singapore Airlines with guaranteed spares availability, technical support, repairs and performance monitoring on Rockwell Collins’ comprehensive suite of avionics systems.

About Rockwell Collins
Rockwell Collins (NYSE: COL) is a leader in aviation and high-integrity solutions for commercial and military customers around the world. Every day we help pilots safely and reliably navigate to the far corners of the earth; keep warfighters aware and informed in battle; deliver millions of messages for airlines and airports; and help passengers stay connected and comfortable throughout their journey. As experts in flight deck avionics, cabin electronics, cabin interiors, information management, mission communications, and simulation and training, we offer a comprehensive portfolio of products and services that can transform our customers' futures. To find out more, please visit www.rockwellcollins.com.

Safe Harbor Statement
This press release contains statements, including statements regarding certain projections, business trends, and the impact of the acquisition of B/E Aerospace that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers and suppliers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs, including new aircraft programs entering service later than anticipated; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events, regional conflicts, or government sanctions on other nations on the commercial aerospace industry; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; unfavorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as restructuring activities, productivity and quality improvements and cost reduction initiatives; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including compliance requirements associated with U.S. Government work, export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; the uncertainties of the outcome of lawsuits, claims and legal proceedings; failure to realize the anticipated benefits of the acquisition of B/E Aerospace, including as a result of delay in integrating the businesses of Rockwell Collins and B/E Aerospace; risk to the ability of the combined company to implement its business strategy; as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Adam Palmer
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2017	2016	2017	2016
Sales:
Interior Systems	$695	$—	$695	$—
Commercial Systems	658	612	1,801	1,785
Government Systems	558	555	1,598	1,544
Information Management Services	183	167	535	485
Total sales	$2,094	$1,334	$4,629	$3,814

Segment operating earnings:
Interior Systems	$80	$—	$80	$—
Commercial Systems	144	141	401	401
Government Systems	123	115	333	309
Information Management Services	39	26	105	79
Total segment operating earnings	386	282	919	789

Interest expense(1)	(77)	(16)	(122)	(48)
Stock-based compensation	(8)	(6)	(21)	(21)
General corporate, net	(16)	(13)	(39)	(36)
Transaction and integration costs(1)	(64)	—	(80)	—
Restructuring and asset impairment charges	—	—	—	(45)
Income from continuing operations before income taxes	221	247	657	639
Income tax expense	(42)	(33)	(165)	(120)

Income from continuing operations	$179	$214	$492	$519
Income from discontinued operations, net of taxes	—	—	—	1
Net income	$179	$214	$492	$520

Diluted earnings per share:
Continuing operations	$1.12	$1.63	$3.48	$3.92
Discontinued operations	—	—	—	0.01
Diluted earnings per share	$1.12	$1.63	$3.48	$3.93

Weighted average diluted shares outstanding	159.9	131.5	141.4	132.3
(1) During the three and nine months ended June 30, 2017, the Company incurred $18 million and $29 million, respectively, of bridge facility fees related to the B/E Aerospace acquisition. These costs are included in Interest expense. Total transaction and integration costs (including the bridge facility fees) related to the acquisition of B/E Aerospace during the three and nine months ended June 30, 2017 were $82 million and $109 million, respectively.

The following table summarizes sales by category for the three and nine months ended June 30, 2017 and 2016 (unaudited, in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2017	2016	2017	2016
Interior Systems sales:
Interior products and services	$400	$—	$400	$—
Aircraft seating	295	—	295	—
Total Interior Systems sales	$695	$—	$695	$—

Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$245	$234	$669	$631
Aftermarket	155	127	414	391
Wide-body in-flight entertainment	5	9	15	30
Total air transport aviation electronics	405	370	1,098	1,052

Business and regional aviation electronics:
Original equipment	129	133	360	402
Aftermarket	124	109	343	331
Total business and regional aviation electronics	253	242	703	733
Total Commercial Systems sales	$658	$612	$1,801	$1,785

Commercial Systems sales:
Total original equipment	$374	$367	$1,029	$1,033
Total aftermarket	279	236	757	722
Wide-body in-flight entertainment	5	9	15	30
Total Commercial Systems sales	$658	$612	$1,801	$1,785

Government Systems Sales:
Avionics	$342	$376	$1,028	$1,026
Communication and Navigation	216	179	570	518
Total Government Systems Sales	$558	$555	$1,598	$1,544

Information Management Services sales	$183	$167	$535	$485

Total sales	$2,094	$1,334	$4,629	$3,814

The following table summarizes total Research and Development Investment by segment and funding type for the three and nine months ended June 30, 2017 and 2016 (unaudited, dollars in millions):

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2017	2016	2017	2016
Research and Development Investment
Customer-funded:
Interior Systems	$15	$—	$15	$—
Commercial Systems	68	58	199	166
Government Systems	103	98	316	284
Information Management Services	3	2	7	6
Total Customer-funded	189	158	537	456

Company-funded:
Interior Systems	56	—	56	—
Commercial Systems	37	36	94	97
Government Systems	17	20	53	56
Information Management Services (1)	—	—	—	1
Total Company-funded	110	56	203	154
Total Research and Development Expense	299	214	740	610
Increase in Pre-production Engineering Costs, Net	4	30	28	104
Total Research and Development Investment	$303	$244	$768	$714

Percent of Total Sales	14.5%	18.3%	16.6%	18.7%
(1) Research and development expenses for the Information Management Services segment do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary Balance Sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	June 30, 2017	September 30, 2016
Current Assets:
Cash and cash equivalents	$578	$340
Receivables, net	1,644	1,094
Inventories, net(1)	2,506	1,939
Other current assets	167	117
Total current assets	4,895	3,490

Property	1,328	1,035
Goodwill	8,602	1,919
Customer Relationship Intangible Assets	2,092	467
Other Intangible Assets	905	200
Deferred Income Tax Asset	29	219
Other Assets(2)	500	369
TOTAL ASSETS	$18,351	$7,699

Current Liabilities:
Short-term debt	$511	$740
Accounts payable	787	527
Compensation and benefits	325	269
Advance payments from customers	349	283
Accrued customer incentives	278	246
Product warranty costs	202	87
Other current liabilities	422	194
Total current liabilities	2,874	2,346

Long-term Debt, Net(2)	7,268	1,374
Retirement Benefits	1,523	1,660
Deferred Income Tax Liability	417	1
Other Liabilities	660	234
Equity	5,609	2,084
TOTAL LIABILITIES AND EQUITY	$18,351	$7,699

(1) Inventories, net is comprised of the following:
	June 30, 2017	September 30, 2016
Inventories, net:
Production inventory	$1,338	$799
Pre-production engineering costs	1,168	1,140
Total Inventories, net	$2,506	$1,939

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

(2) During the nine months ended June 30, 2017, the Company adopted new accounting guidance requiring debt issuance costs to be presented on the Condensed Consolidated Statement of Financial Position as a deduction from the carrying amount of the related debt liability. As a result, $8 million of debt issuance costs were reclassified from Other Assets to Long-term Debt, Net as of September 30, 2016.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Nine Months Ended
	June 30
	2017	2016
Operating Activities:
Net income	$492	$520
Income from discontinued operations, net of tax	—	1
Income from continuing operations	492	519
Adjustments to arrive at cash provided by operating activities:
Non-cash restructuring charges	—	6
Depreciation	118	107
Amortization of intangible assets, pre-production engineering costs and other	132	84
Amortization of acquired contract liability	(42)	—
Amortization of inventory fair value adjustment	44	—
Stock-based compensation expense	21	21
Compensation and benefits paid in common stock	48	41
Deferred income taxes	18	39
Pension plan contributions	(66)	(66)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(60)	(163)
Production inventory	(88)	(73)
Pre-production engineering costs	(108)	(141)
Accounts payable	21	3
Compensation and benefits	(19)	(15)
Advance payments from customers	1	(102)
Accrued customer incentives	(17)	13
Product warranty costs	(4)	(6)
Income taxes	(56)	3
Other assets and liabilities	(19)	(47)
Cash Provided by Operating Activities from Continuing Operations	416	223
Investing Activities:
Property additions	(165)	(133)
Acquisition of businesses, net of cash acquired	(3,429)	(17)
Other investing activities	(5)	(1)
Cash (Used for) Investing Activities from Continuing Operations	(3,599)	(151)
Financing Activities:
Repayment of current portion of long-term debt	(338)	—
Repayment of acquired long-term debt	(2,119)	—
Purchases of treasury stock	(46)	(261)
Cash dividends	(140)	(129)
Increase in long-term borrowings	6,099	—
Increase (decrease) in short-term commercial paper borrowings, net	(78)	364
Proceeds from the exercise of stock options	41	15
Other financing activities	(4)	(2)
Cash Provided by (Used for) Financing Activities from Continuing Operations	3,415	(13)
Effect of exchange rate changes on cash and cash equivalents	6	(4)
Cash Provided by Discontinued Operations	—	—
Net Change in Cash and Cash Equivalents	238	55
Cash and Cash Equivalents at Beginning of Period	340	252
Cash and Cash Equivalents at End of Period	$578	$307

ROCKWELL COLLINS, INC.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(in millions, except per share amounts)

Free cash flow is a non-GAAP measure and is reconciled to the related GAAP measure, Cash Provided by Operating Activities from Continuing Operations below. Free cash flow is calculated as Cash Provided by Operating Activities from Continuing Operations less Property Additions. The non-GAAP free cash flow information included in this disclosure is believed to be useful to investors’ understanding and assessment of the Company’s ongoing operations.

	Nine Months Ended
	June 30
(dollars in millions)	2017	2016
Cash Provided by Operating Activities from Continuing Operations	$416	$223
Less: Property Additions	(165)	(133)
Free Cash Flow	$251	$90

The adjusted net income and adjusted earnings per share non-GAAP metrics are believed to be useful to investors' understanding and assessment of our on-going operations and performance of the B/E Aerospace acquisition, which occurred on April 13, 2017. We believe adjusted net income and adjusted earnings per share excludes certain one-time and non-cash expenses not indicative of our on-going operating results. The Company does not intend for the non-GAAP information to be considered in isolation or as a substitute for the related GAAP measures. Adjusted earnings per share is based on a preliminary purchase price allocation and is subject to potential adjustments that could be material to the guidance presented below. In addition, adjusted earnings per share is based on the weighted average shares for fiscal year 2017, which includes the issuance of 31.2 million shares of Rockwell Collins common stock on April 13, 2017 in connection with the B/E Aerospace acquisition. Due to the timing of the share issuance, the earnings per share impact of the acquisition of B/E Aerospace will be different in our annual results compared to our quarterly results.

Year Ending
September 30, 2017 (estimated)
(dollars in millions, impact to forecasted net income; except per share amounts)	Low End of Guidance Range	High End of Guidance Range
Forecasted net income (GAAP)	$710	$740
Estimated B/E Aerospace acquisition-related expenses	~90
Estimated amortization of acquisition-related intangible assets	~100
Estimated amortization of acquired contract liability	~(80)
Estimated amortization of inventory fair value adjustment	~55
Forecasted adjusted net income	$875	$905

Forecasted earnings per share (GAAP)	$4.85	$5.05
Estimated B/E Aerospace acquisition-related expenses	~0.60
Estimated amortization of acquisition-related intangible assets	~0.70
Estimated amortization of acquired contract liability	~(0.55)
Estimated amortization of inventory fair value adjustment	~0.35
Forecasted adjusted earnings per share	$5.95	$6.15

A reconciliation between GAAP earnings per share and adjusted earnings per share is presented below for results in all fiscal quarters in 2017 and 2016.

	Three Months Ended
	December 31, 2016	March 31, 2017	June 30, 2017
Earnings per share from continuing operations (GAAP)	$1.10	$1.27	$1.12
B/E Aerospace acquisition-related expenses	0.07	0.07	0.34
Amortization of acquisition-related intangible assets	0.05	0.05	0.24
Amortization of B/E Aerospace acquired contract liability	—	—	(0.25)
Amortization of B/E Aerospace inventory fair value adjustment	—	—	0.19
Adjusted earnings per share from continuing operations	$1.22	$1.39	$1.64

	Three Months Ended
	Dec 31, 2015	Mar 31, 2016	Jun 30, 2016	Sep 30, 2016	Full Year 2016
Earnings per share from continuing operations (GAAP)	$1.00	$1.30	$1.63	$1.58	$5.50
Amortization of acquisition-related intangible assets	0.05	0.06	0.04	0.05	0.20
Adjusted earnings per share from continuing operations	$1.05	$1.36	$1.67	$1.63	$5.70

The below tables reconcile pre- and post-tax income from continuing operations on a GAAP basis with pre- and post-tax adjusted income from continuing operations for the three and nine months ended June 30, 2017 and June 30, 2016.

	Three Months Ended				Nine Months Ended
	June 30, 2017				June 30, 2017
(dollars in millions)	Pre-tax	Tax Expense	Net	Tax Rate	Pre-tax	Tax Expense	Net	Tax Rate
Income from continuing operations (GAAP)	$221	$42	$179	19.0%	$657	$165	$492	25.1%
B/E Aerospace acquisition-related expenses	82	28	54		109	35	74
Amortization of acquisition-related intangible assets	56	18	38		75	25	50
Amortization of acquired contract liability	(42)	(3)	(39)		(42)	(3)	(39)
Amortization of inventory fair value adjustment	44	13	31		44	13	31
Adjusted income from continuing operations	$361	$98	$263	27.1%	$843	$235	$608	27.9%

	Three Months Ended				Nine Months Ended
	June 30, 2016				June 30, 2016
(dollars in millions)	Pre-tax	Tax Expense	Net	Tax Rate	Pre-tax	Tax Expense	Net	Tax Rate
Income from continuing operations (GAAP)	$247	$33	$214	13.4%	$639	$120	$519	18.8%
Amortization of acquisition-related intangible assets	10	4	6		32	12	20
Adjusted income from continuing operations	$257	$37	$220	14.4%	$671	$132	$539	19.7%